EXHIBIT 5.1
January 9, 2006
DeVry Inc.
One Tower Lane
Oakbrook Terrace, Illinois
Ladies and Gentlemen:
     We have acted as special counsel to DeVry Inc. (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of up to 200,000 shares of its Common Stock, $.01 par value, and the associated Common Stock Purchase Rights, to be offered pursuant to the DeVry Inc. Employee Stock Purchase Plan and 3,000,000 shares of its Common Stock, $.01 par value, and the associated Common Stock Purchase Rights (collectively, the “Shares”), to be offered pursuant to the DeVry Inc. Incentive Plan of 2005 (collectively with the DeVry Inc. Employee Stock Purchase Plan, the “Plans”). In connection therewith, we have examined or are otherwise familiar with the Company’s Certificate of Incorporation, the Company’s By-Laws, as amended to date, the Plans, the Company’s Registration Statement on Form S-8, including the Post-Effective Amendment No. 1 thereto (the “Registration Statement”), relating to the Shares, relevant resolutions of the Board of Directors of the Company, and such other documents and instruments as we have deemed necessary for the purposes of this opinion.
     Based upon the foregoing, we are of the opinion that the Shares are duly authorized for issuance and when issued in accordance with the provisions of the Plans will be legally issued, fully paid and non-assessable shares of the Company.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, SCHIFF HARDIN LLP
By:	/s/ Peter L. Rossiter
Peter L. Rossiter